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                                                                EXHIBIT 23.2




                       Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Telular Corporation for the registration of 350,000 shares of its common stock and to the incorporation by reference therein of our report dated October 27, 1995, except for Note 21 as to which the date is December 11, 1995, with respect to the consolidated financial statements and schedules of Telular Corporation included in its Form 10-K for the year ended September 30, 1995, filed with the Securities and Exchange Commission.


                                                /s/ Ernst & Young LLP


Chicago, Illinois
September 24, 1996